Exhibit 99.1

FOR IMMEDIATE RELEASE

November 15, 2013

Strategic Storage Trust, Inc. Reports Third Quarter 2013 Results

- Same-Store Revenues Increased 9.4%

- Same-Store NOI Increased 16.1%

LADERA RANCH, CA – November 15, 2013 – Strategic Storage Trust, Inc. today announced operating results for the three and nine months ended September 30, 2013.

“As we move towards the next stage of our lifecycle, our strong gains in top line revenues, net operating income and modified funds from operations continues to exemplify the solid foundations and philosophies we have put in place at Strategic Storage over the past five years,” commented H. Michael Schwartz, CEO of Strategic Storage Trust, Inc. “We have completed our 8th consecutive quarter with increased same-store revenue growth, and we are encouraged by the current state of the self storage market as a whole. We, and our board of directors, continue to work with our key strategic advisors as we move solidly into the future.”

Key Highlights for the Three Months Ended September 30, 2013:

•	Increased same-store revenues and net operating income (“NOI”) by 9.4% and 16.1%, respectively, for the three months ended September 30, 2013 compared to the three months ended September 30, 2012. Same-store NOI improved primarily due to the increase in same-store revenues, which was primarily attributable to an increase in average occupancy between periods combined with an increase in average rent per occupied square foot.

•	Increased IPA Modified Funds From Operations (“MFFO”) by 119% to $5.9 million for the three months ended September 30, 2013 from $2.7 million for the three months ended September 30, 2012. The improvement was primarily the result of incremental NOI from properties acquired during 2012 and 2013, increased same-store NOI and reduced amortization expense of deferred financing costs related to both the KeyBank Bridge Loan and the Second Restated KeyBank Loan.

•	Increased same-store average occupancy by approximately 4% to 84% for the three months ended September 30, 2013 from 80% for the three months ended September 30, 2012.

•	Increased same-store average rent per occupied square foot by approximately $0.02 to $0.83 for the three months ended September 30, 2013 from $0.81 for the three months ended September 30, 2012.

•	Decreased property operating expenses as a percentage of revenues to 34.0% for the three months ended September 30, 2013 from 38.8% for the three months ended September 30, 2012.

•	Increased net cash flow provided by operating activities by 92% to $4.8 million for the three months ended September 30, 2013 from $2.5 million for the three months ended September 30, 2012.

•	Occupancy for the Homeland Portfolio increased to 84% as of September 30, 2013 from 67% as of September 30, 2012. The Homeland Portfolio consists of 12 lease-up self storage facilities which were acquired in December 2011 for $80 million.

•	Increased MFFO by 32% to $5.9 million for the three months ended September 30, 2013 from $4.5 for the three months ended June 30, 2013. The improvement was primarily the result of sequential quarter improvements in same-store NOI.

Key Highlights for the Nine Months Ended September 30, 2013:

•	Increased same-store revenues and NOI by 9.4% and 18.7%, respectively, for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Same-store NOI improved due to the increase in same-store revenues, which was primarily attributable to an increase in average occupancy between periods and an increase in average rent per occupied square foot, in combination with a decrease in property operating expenses of approximately 2% primarily related to reductions in payroll and advertising expense.

•	Increased MFFO by 213% to $15.0 million for the nine months ended September 30, 2013 from $4.8 million for the nine months ended September 30, 2012. The improvement was primarily the result of incremental NOI from properties acquired during 2012 and 2013, increased same-store NOI and reduced amortization expense of deferred financing costs related to both the KeyBank Bridge Loan and the Second Restated KeyBank Loan.

•	Increased same-store average occupancy by approximately 6% to 83% for the nine months ended September 30, 2013 from 77% for the nine months ended September 30, 2012.

•	Increased same-store average rent per occupied square foot by approximately $0.01 to $0.82 for the nine months ended September 30, 2013 from $0.81 for the nine months ended September 30, 2012.

•	Decreased property operating expenses as a percentage of revenues to 34.8% for the nine months ended September 30, 2013 from 40.4% for the nine months ended September 30, 2012.

•	Increased net cash flow provided by operating activities by 119% to $14.1 million for the nine months ended September 30, 2013 from $6.4 million for the nine months ended September 30, 2012.

Acquisitions:

•	On July 10, 2013, we acquired a self storage facility located in North Charleston, South Carolina from an unaffiliated third party for a total purchase price of approximately $6.6 million, plus closing costs and acquisition fees.

•	On August 28, 2013, we acquired a self storage facility located in Toms River, New Jersey from an unaffiliated third party for a total purchase price of approximately $5.2 million, plus closing costs and acquisition fees.

•	On August 29, 2013, we acquired an industrial building located in Pickering, Ontario (Canada) from an unaffiliated third party for a total purchase price of approximately $5.1 million, plus closing costs and acquisition fees. This will be our second self storage redevelopment facility in Ontario. Conversion is expected to begin in the 2nd quarter of 2014.

•	Subsequent to September 30, 2013, we acquired four self storage facilities in Alabama and Tennessee (the “Knoxville Portfolio”). The Knoxville Portfolio, which consists of three properties in Knoxville, Tennessee and one property in Montgomery, Alabama, was purchased from an unaffiliated third party for a total purchase price of $36.5 million, plus closing costs and acquisition fees.

•	Subsequent to September 30, 2013, we purchased beneficial interests in Southwest Colonial, DST, bringing our ownership to 100%. Southwest Colonial, DST owns five self storage facilities in Texas. The consideration provided was based on an aggregate appraised value of approximately $27.9 million and consisted of approximately $9.0 million in cash along with the issuance of approximately 151,300 limited partnership units in our operating partnership and the assumption of an approximately $16.7 million bank loan.

Capital Transactions:

Subsequent to September 30, 2013, we obtained a revolving loan from KeyBank for borrowings up to $75 million (the “KeyBank Revolver”). The initial amount funded at closing was $71 million, $45 million of which was used to pay off the outstanding principal amount under the Second Restated KeyBank Credit Facility, and thereby release the 12 properties comprising the Homeland Portfolio that were serving as collateral for the Second Restated KeyBank Credit Facility, and approximately $26 million of which was used to partially fund the acquisition of the Knoxville Portfolio described above. In November 2013, $25 million of the KeyBank Revolver was syndicated to another participating lender. The KeyBank Revolver has an initial term of three years, maturing on October 25, 2016, with two one-year extension options subject to certain conditions. Payments due pursuant to the KeyBank Revolver are interest-only for the life of the loan with an initial interest rate of approximately 1.7%. The interest rate on the KeyBank Revolver is variable, based on our selection of one of the two index rates available to us and our total leverage ratio. The $45 million interest rate swap originally purchased in connection with the Second Restated KeyBank Credit Facility will remain in place through December 24, 2014, thus fixing the rate on the $45 million at approximately 2.4% through such date. The KeyBank Revolver is secured by cross-collateralized first mortgage liens or first lien deeds of trust on the properties in the Homeland Portfolio, the properties in the Knoxville Portfolio, and five of our other self storage properties.

During the first 18 months of the KeyBank Revolver, we may request increases in the aggregate commitment up to a maximum of $200 million in minimum increments of $10 million.

Quarterly Distribution:

Our board of directors declared a distribution for the fourth quarter of 2013 of $0.001917808 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10 and approximately 6.5% assuming the share was purchased for $10.79).

Completion of Follow-on Offering

On September 22, 2013 we completed our follow-on offering for shares of common stock. As of September 30, 2013, we had issued approximately 53 million shares of common stock for approximately $542 million in our initial offering and our follow-on offering and also issued 6.2 million shares of common stock in a private offering.

About Strategic Storage Trust, Inc.:

Strategic Storage Trust, Inc. (“SSTI”) is the first and only self storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self storage REITs in the United States and is one of the fastest growing self storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 122 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 77,000 self storage units and 10.2 million rentable square feet of storage space.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

The information herein should be read in conjunction with the Company’s Prospectus, Annual Report on Form 10-K, as amended on Form 10-K/A, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and other information filed with, or furnished to, the SEC.

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$64,635,461	$13,998,391
Real estate facilities:
Land	183,660,368	178,459,163
Buildings	412,247,309	389,149,948
Site improvements	38,972,701	37,118,784

	634,880,378	604,727,895
Accumulated depreciation	(41,921,207)	(29,840,320)

	592,959,171	574,887,575
Construction in process	430,749	5,233,426

Real estate facilities, net ($16,646,501 and $16,829,789 related to VIEs)	593,389,920	580,121,001
Deferred financing costs, net of accumulated amortization	5,290,252	5,989,290
Intangible assets, net of accumulated amortization	5,936,030	11,635,112
Restricted cash	8,193,811	6,449,225
Investments in unconsolidated joint ventures	8,712,131	8,772,005
Other assets	5,014,638	4,270,638

Total assets	$691,172,243	$631,235,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt ($10,092,228 and $10,149,024 related to VIEs)	$349,759,505	$353,440,758
Accounts payable and accrued liabilities	13,790,525	12,726,888
Due to affiliates	1,521,106	2,282,344
Distributions payable	3,133,425	2,724,603

Total liabilities	368,204,561	371,174,593
Commitments and contingencies
Redeemable common stock	1,653,996	3,960,664
Stockholders’ equity:
Strategic Storage Trust, Inc. stockholders’ equity:
Common stock, $0.001 par value; 700,000,000 shares authorized; 55,783,103 and 46,184,742 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	55,783	46,184
Additional paid-in capital	479,390,352	383,072,118
Distributions	(97,181,334)	(71,401,126)
Accumulated deficit	(66,738,693)	(61,929,145)
Accumulated other comprehensive loss	(991,113)	(682,692)

Total Strategic Storage Trust, Inc. stockholders’ equity	314,534,995	249,105,339

Noncontrolling interests in Operating Partnership	1,054,552	1,149,679
Other noncontrolling interests	5,724,139	5,845,387

Total noncontrolling interests	6,778,691	6,995,066

Total stockholders’ equity	321,313,686	256,100,405

Total liabilities and stockholders’ equity	$691,172,243	$631,235,662

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Self storage rental income	$20,594,260	$16,519,825	$58,653,335	$46,566,368
Ancillary operating income	698,314	578,348	1,978,388	1,588,996

Total revenues	21,292,574	17,098,173	60,631,723	48,155,364

Operating expenses:
Property operating expenses	7,235,797	6,639,055	21,096,360	19,437,251
Property operating expenses – affiliates	2,465,677	2,120,406	7,110,819	6,088,422
General and administrative	603,037	588,841	2,085,577	1,796,843
Depreciation	4,343,221	3,559,128	12,598,849	10,347,161
Intangible amortization expense	1,728,352	2,723,705	6,419,083	8,811,619
Property acquisition expenses – affiliates	476,656	770,915	583,275	1,034,065
Other property acquisition expenses	377,255	598,210	560,961	1,076,986

Total operating expenses	17,229,995	17,000,260	50,454,924	48,592,347

Operating income (loss)	4,062,579	97,913	10,176,799	(436,983)
Other income (expense):
Interest expense	(4,754,577)	(4,170,180)	(14,105,571)	(13,240,452)
Deferred financing amortization expense	(335,962)	(913,391)	(1,077,073)	(2,900,719)
Equity in earnings of real estate ventures	203,178	206,761	626,013	660,764
Gain on sale of investment in unconsolidated joint venture	—	—	—	815,000
Other	135,494	158,074	(426,014)	(60,711)

Net loss	(689,288)	(4,620,823)	(4,805,846)	(15,163,101)
Less: Net loss attributable to the noncontrolling interests in our Operating Partnership	4,506	17,784	25,249	67,480
Net income attributable to other noncontrolling interests	(8,463)	(7,611)	(28,951)	(34,197)

Net loss attributable to Strategic Storage Trust, Inc.	$(693,245)	$(4,610,650)	$(4,809,548)	$(15,129,818)

Net loss per share – basic	$(0.01)	$(0.11)	$(0.10)	$(0.38)
Net loss per share – diluted	$(0.01)	$(0.11)	$(0.10)	$(0.38)

Weighted average shares outstanding – basic	52,404,653	43,774,622	49,236,315	39,690,382
Weighted average shares outstanding – diluted	52,404,653	43,774,622	49,236,315	39,690,382

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net loss attributable to Strategic Storage Trust, Inc.	$(693,245)	$(4,610,650)	$(4,809,548)	$(15,129,818)
Add:
Depreciation	4,161,502	3,474,214	12,185,506	10,087,849
Amortization of intangible assets	1,728,352	2,723,705	6,419,083	8,811,619
Deduct:
Gain on sale of investment in unconsolidated joint venture	—	—	—	(815,000)
Adjustment for noncontrolling interests(2)	(84,465)	(79,801)	(264,189)	(254,724)

FFO	5,112,144	1,507,468	13,530,852	2,699,926
Other Adjustments:
Acquisition expenses(3)	853,911	1,369,125	1,144,236	2,111,051
Amortization of fair value adjustments of secured debt(4)	50,574	(21,219)	141,741	136,110
Realized and unrealized (gains) losses on foreign exchange holdings(5)	(140,286)	(165,232)	180,157	(119,864)
Adjustment for noncontrolling interests(2)	(15,833)	(19,786)	(42,599)	(56,576)

MFFO(1)	$5,860,510	$2,670,356	$14,954,387	$4,770,647

As discussed in the “Results of Operations” section contained in our Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC on November 14, 2013, our net loss and MFFO, for the three and nine months ended September 30, 2013 and 2012, have been significantly impacted by our acquisition of the Homeland Portfolio and additional debt we incurred to purchase such properties. The information below should be read in conjunction with the discussion regarding the Homeland Portfolio acquisition in Results of Operations.

(1)	The improvement in MFFO between the three months ended September 30, 2013 and 2012 is primarily the result of the following:

•	Total revenues less all property operating expenses were approximately $11.6 million for the three months ended September 30, 2013 compared to approximately $8.3 million for the three months ended September 30, 2012, thereby increasing MFFO by approximately $3.3 million. Such increase was primarily due to the acquisition of 20 operating properties between July 1, 2012 and September 30, 2013 (approximately $1.7 million) and improved same-store results (approximately $1.5 million, which included approximately $0.3 million related to the Homeland Portfolio).

•	Increased MFFO of approximately $0.6 million due to reduced amortization of deferred financing costs; such reduction was primarily related to the KeyBank Bridge Loan (approximately $0.3 million), as such loan was repaid in full in August 2012 and a reduction in amortization on the Second Restated KeyBank Loan (approximately $0.5 million).

•	Offsetting the above was increased interest expense of approximately $0.5 million.

The improvement in MFFO between the nine months ended September 30, 2013 and 2012 is primarily the result of the following:

•	Total revenues less all property operating expenses were approximately $32.4 million for the nine months ended September 30, 2013 compared to approximately $22.6 million for the nine months ended September 30, 2012, thereby increasing MFFO by approximately $9.8 million. Such increase was primarily due to the acquisition of 21 operating properties between January 1, 2012 and September 30, 2013 (approximately $4.5 million) and improved same-store results (approximately $4.9 million, which included approximately $1.2 million related to the Homeland Portfolio).

•	Increased MFFO of approximately $1.8 million due to reduced amortization of deferred financing costs; such reduction was primarily related to the KeyBank Bridge Loan (approximately $1.0 million), as such loan was repaid in full in August 2012 and a reduction in amortization on the Second Restated KeyBank Loan (approximately $1.3 million).

STRATEGIC STORAGE TRUST, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(Unaudited)

•	Offsetting the above were increased interest expense of approximately $0.9 million and general and administrative expense of approximately $0.3 million.

(2)	Relates to the noncontrolling interest in our consolidated joint venture and the noncontrolling interests in our operating partnership. The noncontrolling interest holder’s share of our consolidated joint venture’s real estate depreciation was $56,600 and $170,000, respectively, for the three and nine months ended September 30, 2013 and $56,300 and $168,600, respectively, for the three and nine months ended September 30, 2012.
(3)	In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.
(4)	This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes or seller notes issued, as of the date of acquisition. Such amounts have been excluded from MFFO because we believe MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing interest rate risk and do not rely on another party to manage such risk.
(5)	These amounts primarily relate to transactions with our non-U.S. functional currency entities. The losses are the result of fluctuations between the U.S. dollar and the Canadian dollar. Such amounts have been excluded from MFFO because we believe MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to our normal operations. We are responsible for managing hedge and foreign exchange risk and do not rely on another party to manage such risk.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing our operating results:

•	Amortization of deferred financing costs of approximately $0.3 million and $0.9 million, respectively, was recognized as interest expense for the three months ended September 30, 2013 and 2012 and approximately $1.1 million and $2.9 million, respectively, for the nine months ended September 30, 2013 and 2012.

ADDITIONAL INFORMATION REGARDING NOI, FFO AND MFFO

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. We believe that net operating income is useful for investors as it provides a measure of the operating performance of operating assets because net operating income excludes certain items that are not associated with the operation of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Diminution in value may occur if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or other measures necessary to maintain the assets are not undertaken. However, we believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, in the determination of FFO, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying value, or book value, exceeds the total estimated undiscounted future cash flows (including net rental revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Testing for impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations; it could be difficult to recover any impairment charges through the eventual sale of the property. To date, we have not recognized any impairments.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, assists in providing a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO or Modified FFO (“MFFO”), discussed below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be considered a more relevant measure of operational performance and is, therefore, given more prominence than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed as operating expenses under GAAP. We believe these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. The purchase of properties, and the corresponding expenses associated with that process, is a key feature of our business plan in order to generate operational income and cash flow in order to make distributions to investors. While other start-up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-traded REITs are unique in that they typically have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our Offering, we will use the proceeds raised in our Offering to acquire properties, and we expect to begin the process of achieving a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction) within three to five years after the completion of our Offering, which is generally comparable to other publicly registered, non-traded REITs. Thus, we do not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of our board of directors. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-traded REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not ultimately engage in a liquidity event. We believe that, because MFFO excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our Offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-traded REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our Offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our Offering has been completed and properties have been acquired, as it excludes acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to straight line rents and amortization of above or below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; non-recurring impairments of real estate related investments; mark-to-market adjustments included in net income; non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, the amortization of fair value adjustments related to debt, gains or losses from debt defeasance, realized and unrealized gains and losses on foreign exchange holdings and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for the periods presented. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offering to be used to fund acquisition fees and expenses. We do not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurring of acquisition fees and expenses. Acquisition fees and expenses include payments to our Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if we are not able to raise additional proceeds from our distribution reinvestment plan offering or other offerings, this could result in us paying acquisition fees or reimbursing acquisition expenses due to our Advisor, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, we view fair value adjustments of derivatives and the amortization of fair value adjustments related to debt as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-traded REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-traded REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.